Exhibit 99.1

October 3, 2018, 4:30 PM

Air Industries Group (the "Company" or "Air Industries") Announces Stipulation in Litigation with CPI Aerostructures.

Hauppauge, NY -- (Globe Newswire) – October 3, 2018 – Air Industries Group (NYSE American: AIRI)

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced that it has entered into a stipulation with CPI Aerostructures in the litigation arising out of Air Industries’ determination to terminate the previously announced sale of its subsidiary, Welding Metallurgy Inc., to CPI.

Pursuant to the Stipulation, within forty-five days Air industries will deliver to CPI audited financial statements of Welding Metallurgy. CPI will have three weeks after receipt of the audited financial statements to close the transaction in accordance with the terms of the Stock Purchase Agreement. The stipulation contemplates that the parties will enter into an Amendment to the Stock Purchase Agreement incorporating the terms of the Stipulation into the Agreement.

Lou Melluzzo, Chief Operating Officer of Air Industries commented that “We are pleased that we arrived at a resolution that will allow us to move forward and close this transaction within seventy days or retain the business and move with our team to achieve the potential we know Welding Metallurgy has.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com